Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of October 14, 2016, is by and among Integrated Surgical Systems, Inc., a Delaware corporation (“Integrated”), TheMaven Network, Inc., a Nevada corporation (“Maven”), and all the shareholders, option holders, warrant holders and holders of convertible securities of Maven identified on Annex A hereto (collectively the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

A.           Maven has 2,967,000 shares of common stock, .0001 par value (the “Maven Stock”) issued and outstanding, which are held by the Shareholders. Each Shareholder is the record and beneficial owner of the number of shares of Maven Stock set forth on the signature page of that Shareholder. Each Shareholder has agreed to transfer all of his/her shares of Maven Stock in exchange for a number of newly issued shares of the common stock, par value $0.01 per share, of Integrated (the “Integrated Stock”) that will constitute approximately 53.47% of the issued and outstanding capital stock of Integrated, in the aggregate, based on the formula calculation as set forth in Annex C (“Exchange Formula”), which is based on the number of the outstanding shares of Integrated on a fully diluted basis at the Closing (as hereinafter defined), including the shares underlying a warrant to be issued to MDB Capital Group, LLC (“MDB”) at the Closing. The calculation of the aggregate number of shares of Integrated Stock to be issued is reflected in the Exchange Formula as set forth on Annex C hereto. The aggregate number of shares of Integrated Stock that that will be issued to the Shareholders at the Closing pursuant to the Exchange Formula is referred to herein as the “Shares.”

B.           The Board of Directors of each of Integrated and Maven has determined that it is desirable to effect this plan of reorganization and share exchange.

C.           By their consent to this Agreement, each of Shareholders has determined that it is desirable for each of them, individually, to participate in this share exchange.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I

Exchange of Shares

Section 1.1           Share Exchange. At the Closing, the Shareholders shall sell, transfer, convey, assign and deliver to Integrated all of his/her respective Maven Stock, free and clear of all Liens, in exchange for the Shares of Integrated Stock. The number of Integrated Stock that each Shareholders is entitled to receive at the Closing shall equal to (x) the percentage of total shares of Maven Stock (the “Maven Shareholder Percentage Ownership”) the Shareholder owns immediately prior to the Closing (which shall equal to the total number of shares of Maven Stock the Shareholder owns as set forth on the signature page of such Shareholder divided by 2,967,000), multiplied by (y) the aggregate number of shares of Integrated Stock that that will be issued to the Shareholders at the Closing (subject to adjustment pursuant to the Exchange Formula) (the “Shareholders Formula”). For the avoidance of doubt, the aggregated number of shares of Maven Stock that will be transferred to Integrated at the Closing shall be 2,967,000.

Section 1.2           Share Exchange Formula. The Shareholders will exchange all their Maven Stock for the number of shares of Integrated Stock, representing approximately 53.47% of the issued and outstanding shares of Integrated, on a fully diluted basis, immediately after the Closing, based on the Exchange Formula, as updated at the Closing. The foregoing aggregate number of shares to be issued is based on the ratio of (x) an implied enterprise value of Maven of $2,500,000, and (y) the assumed net valuation of Integrated as of July 15, 2016 of $2,175,937, which accounts for the cash and other cash based assets of Integrated as of that date and one half of the liability associated with the issued and outstanding shares of Class G Preferred Stock of Integrated as reflected on the financial statements as of June 30, 2016, as filed with the SEC, applied to the fully diluted shares issued and outstanding of Integrated immediately after the Closing grossed up for the warrant to be issued to MDB as compensation under its investment banking agreement with Integrated dated November 28, 2007, as amended on September 12, 2008 and April 15, 2009. The calculation of the Shares to be issued to the Shareholders of Maven is set forth on the Exchange Formula in attached Annex C. The number of Shares of Integrated Stock and the aforementioned percentage will be subject to upward and downward adjustment in the event that (i) the July 15, 2016 dollar amount of the assets of Integrated is changed as of the Closing, (ii) any permissible investment is provided to Maven, and/or (iii) any payments is made or due to be made by Integrated in connection with the Amended Franchise Tax Return (as defined in Section 5.2(p)), provided that any adjustment made pursuant to this subsection (iii) shall be determined net of any payment made to Integrated in the form of cash or equity interests (including options or warrants) in connection with the Amended Franchise Tax Return.

Section 1.3           No Fractional Shares; Allocation of Shares among Shareholders. No fractional shares will be issued to the Shareholders in the Transaction. Maven will be responsible for determining the Shareholders Formula, the full share numbers to be issued to the Shareholders at the Closing and its decision as to the allocation of Shares to be deemed final. For the abundance of clarity, and the Shareholders acknowledge, Integrated before and after the Closing, will not be liable in any respect for the calculation of the Shareholders’ Formula, and the determination of the Maven Shareholder Ownership Percentage and the allocation of Shares among the Shareholders.

Section 1.4           Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Golenbock, Eiseman, Assor, Bell & Peskoe, LLP in New York City, New York, commencing at 1:00 PM local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

Article II

Representations and Warranties of the Shareholders

Subject to the exceptions set forth in the Shareholder Disclosure Letter, each Shareholder, individually for itself and not jointly with any of the other Shareholders hereby represents and warrants to Integrated, as follows.

Section 2.1           Good Title. The Shareholder is the record and beneficial owner, and has good title to its Maven Stock, with the right and authority to sell, transfer and deliver the Maven Stock. The number of shares of Maven Stock as set forth on the signature page of the Shareholder represents all the shares of Maven Stock the Shareholder owns. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Integrated as the new owner of the Maven Stock in the share register of Maven, Integrated will receive good title to the Maven Stock, free and clear of all Liens.

Section 2.2           Power and Authority. The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

Section 2.3           No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

Section 2.4           Litigation. There is no pending proceeding against the Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

Section 2.5           No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the Shareholder.

Section 2.6           Purchase Entirely for Own Account. The Shareholder is acquiring the Shares of Integrated Stock proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Shares of Integrated Stock, except in compliance with applicable securities laws.

Section 2.7          Available Information. The Shareholder has such knowledge and experience in financial and business matters that Shareholder is capable of evaluating the merits and risks of investment in Integrated and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Integrated Stock.

Section 2.8           Non-Registration. The Shareholder understands that the Shares of Integrated Stock have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Integrated Stock in accordance with the Integrated certificate of incorporation, bylaws or the laws of its jurisdiction of incorporation. The Shareholder further understands that Integrated has no obligation to register any of the Shares of Integrated Stock for resale.

Section 2.9           Lock Up Agreement. The Shareholder hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the Shares of Integrated Stock however or whenever acquired (other than those shares of Integrated Stock acquired in a public offering or on the open market) without the prior written consent of Integrated, as decided by the board of directors of Integrated, acting by majority vote, for a period of one year from the Closing (the “Restricted Period”), and to the extent requested by the underwriter of any public offering by Integrated after the Closing, each Shareholder shall, at the time of such offering, execute a separate, additional agreement reflecting these requirements binding on the Shareholder that are substantially consistent with this Section; provided, however, that if during the last seventeen (17) days of the Restricted Period Integrated issues an earnings release or material news or a material event relating to Integrated occurs, or prior to the expiration of the Restricted Period Integrated announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter for an offering by Integrated, if any, to the extent required by any FINRA rules, the restrictions imposed by this section shall continue to apply until the end of the third (3rd) trading day following the expiration of the fifteen (15) day period beginning on the issuance of the earnings release or the occurrence of the material news or material event (collectively the “Lock Up Period”). In order to enforce the restriction set forth above or any other restriction agreed by Shareholder, including without limitation any restriction requested by the underwriters of any offering by Integrated agreed by the Shareholder, Integrated may impose stop-transfer instructions with respect to any security acquired under or subject to this Agreement until the end of the applicable Lock Up Period. The underwriters of Integrated shall be third-party beneficiaries of the agreement set forth in this section.

The Shareholder agrees that prior to the expiration of the Lock-Up Period it will not transfer securities of Integrated unless each transferee agrees in writing to be bound by all of the provisions of this section. If the Shareholder is permitted to make any transfer of the Shares of Integrated Stock subject to this Agreement during the Lock-Up Period, it shall be a condition to the transfer that (A) the transferee executes and delivers to Integrated not later than one business day prior to such transfer, a written agreement, in substantially the form of this provision and otherwise satisfactory in form and substance to Integrated, and (B) if the Shareholder is required to file a report under Section 16(a) of the Securities Exchange Act of 1934, as amended, reporting a reduction in beneficial ownership of common stock or any securities convertible into or exercisable or exchangeable for common stock by the Shareholder during the Lock-Up Period, the Shareholder shall include a statement in such report to the effect that such transfer or distribution is not a transfer for value and that the transfer is being made as a gift or by will or intestacy, as the case may be.

Section 2.10        Restricted Securities. The Shareholder understands that the Shares of Integrated Stock are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being made in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Shareholder agrees that Shareholder will not cause or otherwise require any of the Shares of Integrated Stock received in the Transactions to be registered for resale, regardless of any agreement that provides for registration rights, for a period of two years after the effective date of the Transaction.

Section 2.11         Legends. It is understood that the Shares of Integrated Stock will bear the following legends or ones that are substantially similar to the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO AN AGREEMENT BETWEEN THE HOLDER AND THE COMPANY WHEREBY THE HOLDER WILL NOT ATTEMPT TO SELL THE SECURITIES DIRECTLY OR INDIRECTLY PRIOR TO THE ONE YEAR ANNIVERSARY OF ____________, 2016.

Additionally, the certificates representing the Shares of Integrated Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

Section 2.12         Opinion. The Shareholder shall not transfer any or all of the Shares of Integrated Stock pursuant to Rule 144 or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of Shares of Integrated Stock received by the Shareholder, without first providing Integrated with an opinion of counsel (which counsel and opinion are reasonably satisfactory to Integrated) to the effect that such transfer will be made in compliance with Rule 144 or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Article III

Representations and Warranties of Maven

Subject to the exceptions set forth in the Maven Disclosure Letter, Maven represents and warrants to Integrated as follows.

Section 3.1           Organization, Standing and Power. Maven is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Maven taken as a whole, a material adverse effect on the ability of Maven to perform its obligations under this Agreement or on the ability of Maven to consummate the Transactions (a “Maven Material Adverse Effect”). Maven is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Maven Material Adverse Effect. Maven has delivered to Integrated true and complete copies of the Maven Certificate of Incorporation and Bylaws, as amended through the date of this Agreement.

Section 3.2           Subsidiaries; Equity Interests.

(a)          The Maven Disclosure Letter either lists each subsidiary of Maven and its jurisdiction of organization or indicates that it has no subsidiaries. If it has any subsidiaries, then all the outstanding shares of capital stock or equity investments of each subsidiary of Maven have been validly issued and are fully paid and non-assessable and as of the date of this Agreement are owned by Maven or by another subsidiary of Maven, free and clear of all Liens.

(b)          Except for its interests in its subsidiaries, if any, as listed on the Maven Disclosure Letter, Maven does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 3.3           Capital Structure.

(a)          The authorized capital stock of Maven consists of 60,000,000 shares of common stock, of which 2,967,000 are issued and outstanding. All the issued and outstanding shares of Maven Stock are owned by the Shareholders. Except as set forth above, no shares of capital stock or other voting securities of Maven are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Maven are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the State of Nevada, the Maven Certificate of Incorporation, Maven Bylaws or any Contract to which Maven is a party or otherwise bound, other than the Founder Stock Purchase Agreement. There are no bonds, debentures, notes or other indebtedness of Maven or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Maven Stock or the capital stock of any of its subsidiaries, if any, may vote (“Voting Maven Debt”).

(b)           As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Maven or its subsidiaries, if any, is a party or by which any of them is bound (a) obligating Maven or any of its subsidiaries, if any, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Maven or its subsidiaries, if any, or any Voting Maven Debt, (b) obligating Maven or its subsidiaries, if any, to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Maven or of its subsidiaries, if any. As of the date of this Agreement, there are not any outstanding contractual obligations of Maven to repurchase, redeem or otherwise acquire any shares of capital stock of Maven.

Section 3.4           Authority; Execution and Delivery; Enforceability. Maven has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Maven of this Agreement and the consummation by Maven of the Transactions have been duly authorized and approved by the Board of Directors of Maven and no other corporate proceedings on the part of Maven are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Maven in accordance with its terms.

Section 3.5           No Conflicts; Consents.

(a)          The execution and delivery by Maven of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Maven or any of its subsidiaries under, any provision of (i) the Maven Certificate of Incorporation and Bylaws or the comparable charter or organizational documents of any of its subsidiaries, if any, (ii) any Contract to which Maven or any of its subsidiaries, if any, is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Maven or any of its subsidiaries, if any, or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Maven Material Adverse Effect.

(b)          Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Maven or any of its subsidiaries, if any, in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

Section 3.6           Taxes.

(a)          Maven and each of its subsidiaries, if any, has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Maven Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Maven Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Maven know of no basis for any such claim.

(b)          No deficiency with respect to any Taxes has been proposed, asserted or assessed against Maven or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Maven Material Adverse Effect.

Section 3.7           Benefit Plans.

(a)          Neither Maven nor any of its subsidiaries, if any, maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Maven or of its subsidiaries, if any. Except as set forth in the Maven Disclosure Letter, as of the date of this Agreement there are no severance or termination agreements or arrangements between Maven or its subsidiaries, if any, on the one hand and any current or former employee, officer or director of Maven or its subsidiaries, if any, on the other hand nor does Maven or its subsidiaries, if any, have any general severance plan or policy. Maven has provided to Integrated copies of all the foregoing plans, and no amendments have been made to any of them not otherwise provided to Integrated.

Section 3.8           Litigation. There is no Action against or affecting Maven or its subsidiaries, if any, or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Maven Material Adverse Effect. Neither Maven nor its subsidiaries, if any, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 3.9           Compliance with Applicable Laws. Maven and each of its subsidiaries, if any, have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Maven Material Adverse Effect. Maven has not received any written communication during the past two years from a Governmental Entity that alleges that Maven or its subsidiaries, if any, is not in compliance in any material respect with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

Section 3.10         Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Maven or any of its subsidiaries.

Section 3.11         Contracts. There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Maven and its subsidiaries taken as a whole. Neither Maven nor its subsidiaries, if any, is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Maven Material Adverse Effect.

Section 3.12         Title to Properties. Neither Maven nor its subsidiaries, if any, own any real property. Maven and each of its subsidiaries, if any, has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Maven or its subsidiaries, if any, has leasehold interests, are free and clear of all Liens other than those set forth in the Maven Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Maven and its subsidiaries, if any, to conduct business as currently conducted.

Section 3.13         Intellectual Property.

(a)          Maven represents the following with respect to its direct and indirectly held Intellectual Property Rights: (i) Maven is the sole and exclusive owner of all right, title and interest in and to Intellectual Property Rights owned by Amply; (ii) the Intellectual Property Rights owned by Maven are owned by Maven are free and clear of all Liens; (iii) Maven lawfully owns, or otherwise has sufficient rights to exploit all Intellectual Property Rights used by Maven as currently or currently intended to be exploited in the business of Maven; (iv) Intellectual Property Rights owned by Maven are not subject to any outstanding injunction, judgment, order, decree, or ruling; and (v) all Intellectual Property Rights owned by Maven are fully transferable, alienable and licensable by the Company without restriction and without payment of any kind to any third party and without approval of any third party.

(b)          All required filings and fees related to the registered Intellectual Property Rights of Maven have been timely filed with and paid to the relevant Governmental Entities, and all registered Intellectual Property Rights are valid, subsisting and enforceable; and been prosecuted in compliance with all applicable rules, regulations and procedures of the applicable Governmental Entities.

(c)          Maven has: (i) taken commercially reasonable measures to protect and preserve its rights in its Intellectual Property Rights and the confidentiality of any proprietary or confidential information, including any trade secrets, owned or held by Maven; and (ii) only disclosed any such proprietary or confidential information of Maven pursuant to the terms of an agreement that requires the person receiving such trade secrets to reasonably protect and not disclose such information.

(d)          Maven has all required licenses to use the intellectual property of other parties that are used or currently intended to be used in its business, all of which are valid, binding, and in full force and effect. Maven is not in material default nor, to its knowledge, is any other party in default, of any such license of Intellectual Property Rights of other parties, and no event has occurred that constitutes a material default by Maven.

(e)          None of the Intellectual Property Rights of Maven or the conduct of the business of Maven infringe, misappropriate or otherwise violate any Intellectual Property Right of any other person or has previously infringed, misappropriated or otherwise violated any Intellectual Property Right of any other. There is no pending or, to the knowledge of Maven, threatened proceeding or an offer of a license: (i) involving any Intellectual Property Rights of Maven; or (ii) alleging that Maven, the Intellectual Property Rights of Maven, or the conduct of the business of Maven infringes, misappropriates or otherwise violates the rights of any other person.

(f)           To the knowledge of Maven, no person is infringing, misappropriating or otherwise violating any Intellectual Property Rights of Maven, or has previously done so.

(g)          The execution, delivery, and performance of this Agreement (or any of the other Transaction Documents) or the consummation of the Transactions will not, with or without notice or lapse of time, result in, or give any other person the right or option to cause or declare: (i) a loss or impairment of, or Lien on, any Intellectual Property Rights of Maven; (ii) a breach of or default under any license applicable to the Intellectual Property Rights of Maven; (iii) the release, disclosure, or delivery of any Intellectual Property Rights of Maven by or to any escrow agent or other person; or (iv) the grant, assignment, or transfer to any other person of any license or other right or interest under, to, or in any of the Intellectual Property Rights of Maven. No person has an interest or right in or to any improvements, modifications, enhancements, customization or derivatives of any Intellectual Property Rights of Maven.

(h)          No funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property of Maven.

(i)           Each current and former employee, officer, consultant and contractor of Maven who is or has been involved in the development (alone or with others) of any Intellectual Property by or for Maven, or has or previously had access to any trade secrets held by Maven, has executed and delivered to Maven a written and enforceable agreement that: (i) assigns to Maven, without an ongoing obligation of payment, all of such employee’s, consultant’s or contractor’s right, title and interest in and to any Intellectual Property Rights of Maven, or (ii) provides commercially reasonable protection for any proprietary or confidential information, including any trade secrets to which the employee, consultant and/or contractor has had access. In each case in which Maven has acquired ownership (or purported to acquire ownership) of any Intellectual Property Rights from any person, Maven has obtained a written and enforceable (pursuant to its terms) assignment respect to such Intellectual Property Rights to Maven.

(j)           No present or former employee, officer, consultant or contractor of Maven has any ownership, license or other right, title or interest in any Intellectual Property Rights of Maven.

(k)          There is no pending or, to the knowledge of Maven, threatened proceeding alleging that Maven has not: (i) complied in all material respects with its published privacy policies, terms of use, and internal policies and all applicable Law relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of personally identifiable information; or (ii) taken sufficient measures to ensure that personally identifiable information is protected against loss, damage and unauthorized access, use, modification, or other misuse.

Section 3.14         Labor Matters.

(a)          There are no collective bargaining or other labor union agreements to which Maven or its subsidiaries, if any, is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of Maven, is imminent with respect to any of the employees of Maven.

(b)          To the knowledge of Maven, no employee of Maven or any of its subsidiaries is engaged in providing any services to Maven that would violate any prior employment arrangement of the employee, including without any limitation, any non-competition agreement, employment agreement or non-disclosure agreement or provisions.

(c)          Each employee of Maven and its subsidiaries, if any, has been engaged under written employment agreements that include invention and intellectual property agreements which provide commercially reasonable protections for Maven and provide that, subject to applicable Law, any of their discoveries or intellectual property that they create belongs to Maven. Maven has “work for hire” agreements with each of its independent service providers, which in part provide that all the intellectual property that the service provider may create for Maven will belong to Maven.

Section 3.15         Financial Statements; Liabilities.

(a)          Maven will deliver to Integrated its consolidated financial statements since inception, audited or reviewed, as the case may for the period required pursuant to Section 5.2(i) (the “Maven Financial Statements”).

(b)          The Maven Financial Statements, when delivered to Integrated will have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Maven Financial Statements when delivered will fairly present in all material respects the financial condition and operating results of Maven, on a consolidated basis, as of the dates, and for the periods, indicated therein. Maven does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to the Maven Financial Statements, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Maven Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Maven Material Adverse Effect.

Section 3.16         Insurance. Maven and its subsidiaries, if any, do not have any insurance against losses and risks in the carrying on of its business. Maven has no reason to believe that it will not be able to obtain insurance coverage as may be necessary for its business on reasonable terms with respect to its lines of business.

Section 3.17         Transactions with Affiliates and Employees. Except as set forth in the Maven Financial Statements, none of the officers or directors of Maven and, to the knowledge of Maven, none of the employees of Maven is presently a party to any transaction with Maven or its subsidiaries, if any, (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Maven, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 3.18         Application of Takeover Protections. Maven has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Maven Certificate of Incorporation and Bylaws or the laws of its jurisdiction of organization that is or could become applicable to the Shareholder as a result of the Shareholder and Maven fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

Section 3.19         Investment Company. Maven is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.20         Foreign Corrupt Practices. Neither Maven, nor any of its subsidiaries, nor, to Maven’s knowledge, any director, officer, agent, employee or other person acting on behalf of Maven or its subsidiaries, if any, has, in the course of its actions for, or on behalf of, Maven (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.21         Money Laundering Laws. Maven has not, and, to its knowledge, none of the officers, directors, employees or agents purporting to act on behalf of Maven or its subsidiaries, if any, has made any payment of funds of Maven or its subsidiaries, if any or received or retained any funds in violation of any law, rule or regulation relating to the “know your customer” and anti-money laundering laws of any jurisdiction (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any governmental authority involving Maven or its subsidiaries, if any with respect to the Money Laundering Laws is pending or, to its knowledge, threatened.

Section 3.22         OFAC. Maven and its subsidiaries, if any, have not, and, to its knowledge, none of the respective directors, officers, agents or employees purporting to act on their behalf is currently the target of or reasonably likely to become the target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and Maven and its subsidiaries, if any, will not directly or indirectly use the funds of Integrated to lend, contribute or otherwise make available such funds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently the target of any U.S. sanctions administered by OFAC.

Section 3.23         Absence of Certain Changes or Events. Except as disclosed in the Maven Financial Statements or the Maven Disclosure Letter, from date of the Maven Financial Statements 2016 to the date of this Agreement, Maven has conducted its business only in the ordinary course, and during such period there has not been:

(a)          any change in the assets, liabilities, financial condition or operating results of Maven or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Maven Material Adverse Effect;

(a)          any damage, destruction or loss, whether or not covered by insurance, that would have n Maven Material Adverse Effect;

(b)          any waiver or compromise by Maven or its subsidiaries, if any, of a valuable right or of a material debt owed to it;

(c)          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Maven or its subsidiaries, if any, except in the ordinary course of business and the satisfaction or discharge of which would not have a Maven Material Adverse Effect;

(d)          any material change to a material Contract by which Maven or its subsidiaries, if any, or any of its respective assets is bound or subject;

(e)          any mortgage, pledge, transfer of a security interest in, or lien, created by Maven or its subsidiaries, if any, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Maven’s or its subsidiaries’, if any, ownership or use of such property or assets;

(f)           any loans or guarantees made by Maven or its subsidiaries, if any, to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business taken as a whole;

(g)          any alteration of Maven’s method of accounting or the identity of its auditors;

(h)          any declaration or payment of dividend or distribution of cash or other property to the Shareholder or any purchase, redemption or agreements to purchase or redeem any Maven Stock;

(i)           any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise, other than repurchases pursuant to Founder Restricted Stock Purchase Agreement; or

(j)           any arrangement or commitment by Maven or its subsidiaries, if any, to do any of the things described in this Section 3.23.

Section 3.24         Disclosure.

(a)          Maven confirms that neither it nor any person acting on its behalf has provided Integrated or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Integrated under a current report on Form 8-K filed within four business days after the Closing (“Super 8-K”). Maven understands and confirms that Integrated will rely on the foregoing representations and covenants in effecting the Transactions and acquiring the securities of Maven.

(b)          All of the representations and warranties of Maven and the Shareholders set forth in this Agreement are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.25         Information Supplied. None of the information supplied or to be supplied by Maven for inclusion or incorporation by reference in the 14f-1 Notice, at the date it is first mailed to Integrated’s stockholders, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.26        No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Maven or its subsidiaries, if any, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Maven under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Maven of its Maven Stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K, the Super 8-K, filed within four business days after the Closing.

Section 3.27         No Additional Agreements. Maven does not have any agreements or understandings with the Shareholders with respect to the Transaction other than as specified in this Agreement.

Article IV

Representations and Warranties of Integrated

Subject to the exceptions set forth in the Integrated Disclosure Letter, Integrated represents and warrants as follows to Maven and the Shareholders.

Section 4.1          Organization, Standing and Power. Integrated is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Integrated, a material adverse effect on the ability of Integrated to perform its obligations under this Agreement or on the ability of Integrated to consummate the Transactions (an “Integrated Material Adverse Effect”). Integrated is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have an Integrated Material Adverse Effect. Integrated has delivered to Maven or its counsel true and complete copies of the Integrated Charter and the Integrated Bylaws.

Section 4.2          Subsidiaries; Equity Interests. Integrated does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 4.3           Capital Structure.

(a)          The authorized capital stock of Integrated consists of 100,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value. As of the date hereof, (a) 9,530,379 shares of Integrated Stock (common stock) are issued and outstanding, and (b) 168 shares of redeemable preferred stock, designated as Class G (“Series G Preferred”), are issued and outstanding, with a $168,496 aggregate liquidation value, and (c) no shares of Integrated Stock or preferred stock are held by Integrated in its treasury. There are warrants and options issued and outstanding which provide for the issuance of 175,000 shares of Integrated Stock upon exercise, and there will be an additional warrant issued to MDB at the Closing which as set forth in the Exchange Formula in Annex C will provide for the issuance of 1,168,344 shares of Integrated Stock upon exercise, subject to adjustment for any changes in the capitalization of Integrated as of the Closing pursuant to the Exchange Formula. Except as set forth above, no shares of capital stock or other voting securities of Integrated were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Integrated are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Laws (the “DGCL”), the Integrated certificate of incorporation, the Integrated Bylaws or any Contract to which Integrated is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of Integrated having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Integrated Stock may vote (“Voting Integrated Debt”).

(b)          Except as provided in Section 4.3(a), there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Integrated or its subsidiaries, if any, is a party or by which any of them is bound (a) obligating Integrated or any of its subsidiaries, if any, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Integrated or its subsidiaries, (b) obligating Integrated or its subsidiaries, if any, to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Integrated or of its subsidiaries, if any. As of the date of this Agreement, there are not any outstanding contractual obligations of Integrated to repurchase, redeem or otherwise acquire any shares of capital stock of Integrated.

(c)          The Class G Preferred was issued pursuant to a Certificate of Designation dated May 22, 2000 (“Designation”). Integrated has the right under the Certificate to either cause a mandatory conversion with the option to buy out the conversion shares to be issued or to redeem at any time all, but not less than all, of the shares of Series G Preferred as provided in the Designation. The Redemption Price is the greater of $1,500 share or amount computed under Section 6 of the Designation, which amount is less than $1,500 per share based on historical share prices for the ISS Common Stock. Upon completion of either action with respect to the Series G Preferred, the Series G Preferred shall be cancelled and not subject to reissuance. Once Integrated has exercised its above rights, the Series G Preferred shall not have any rights to convert into common stock of Integrated or other conversion rights and the holders thereof shall be required under the Certificate to surrender the Series G Preferred to the Company. If the holders of the Series G Preferred cannot be determined, Integrated shall have the right and obligation to escheat to Delaware the value of the shares in discharge of its obligations with respect to the Series G Preferred, which value of the Class G Preferred, in the aggregate, $168,000. To the knowledge of Integrated, the holders of the Series G Preferred cannot be determined and Integrated is permitted to escheat to Delaware the value of shares.

Section 4.4           Authority; Execution and Delivery; Enforceability. The execution and delivery by Integrated of this Agreement and the consummation by Integrated of the Transactions have been duly authorized and approved by the Board of Directors of Integrated and no other corporate proceedings on the part of Integrated are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Integrated, enforceable against Integrated in accordance with the terms hereof.

Section 4.5           No Conflicts; Consents.

(a)          The execution and delivery by Integrated of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Integrated under, any provision of (i) the Integrated Charter or Integrated Bylaws, (ii) any material Contract to which Integrated is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to Integrated or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an Integrated Material Adverse Effect.

(b)          Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Integrated in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

Section 4.6           Taxes.

(a)          Since January 1, 2009, Integrated has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and except for the Tax Returns for the Delaware franchise tax, all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have an Integrated Material Adverse Effect. Except for the Tax Returns for the Delaware franchise taxes, all Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have an Integrated Material Adverse Effect.

(b)          Except for a portion of the Delaware franchise tax for the prior years and the associated interest, the most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by Integrated (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Integrated, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have an Integrated Material Adverse Effect.

(c)          There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Integrated. Integrated is not bound by any agreement with respect to Taxes.

Section 4.7           Benefit Plans. Except for stock options granted from time to time on an individual, non-plan basis to the directors and officers, Integrated does not have or maintain or contribute to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Integrated As of the date of this Agreement, except for an investment banking agreement with MDB, the principal owner thereof and an affiliate thereof who are directors and officers of Integrated, there are no employment, consulting, indemnification, severance or termination agreements or arrangements between Integrated and any current or former employee, officer or director of Integrated, nor does Integrated have any general severance plan or policy.

Section 4.8           ERISA Compliance; Excess Parachute Payments. Integrated does not have, maintain or contribute to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of Integrated

Section 4.9           Litigation. There is no Action against or affecting Integrated or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an Integrated Material Adverse Effect. Neither Integrated nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 4.10         Compliance with Applicable Laws. To the knowledge of Integrated, Integrated is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have an Integrated Material Adverse Effect. Integrated has not received any written communication during the past two years from a Governmental Entity that alleges that Integrated is not in compliance in any material respect with any applicable Law. Integrated is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in an Integrated Material Adverse Effect. This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

Section 4.11         Contracts. Except as disclosed or described in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Integrated taken as a whole. Integrated is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an Integrated Material Adverse Effect.

Section 4.12         Title to Properties. Integrated has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Integrated has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Integrated to conduct business as currently conducted. Integrated has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Integrated enjoys peaceful and undisturbed possession under all such material leases.

Section 4.13         Intellectual Property. Integrated does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Integrated, threatened that Integrated is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

Section 4.14         Labor Matters. There are no collective bargaining or other labor union agreements to which Integrated is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Integrated, is imminent with respect to any of the employees of Integrated

Section 4.15         SEC Documents; Undisclosed Liabilities.

(a)          Integrated has filed all reports, schedules, forms, statements, and other documents required to be filed by it with the SEC since January 1, 2013, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b)          As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report and with respect to the Delaware franchise taxes, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Integrated included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Integrated and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments) and subject to Delaware franchise taxes.

(c)          Except for the Delaware franchise taxes and associated interest, as indicated in the Integrated Disclosure Letter, Integrated has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) in excess of $3,000 individually required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Integrated or in the notes thereto. Except as otherwise disclosed herein, in the SEC Reports or in the Integrated Disclosure Letter, there are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof.

Section 4.16         Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports filed since January 1, 2016 and other than the (i) investment banking agreement with MDB, (ii) the guarantee by MDB for the repayment of the loans made by Integrated to Maven, and (iii) the employment arrangement with Gary Schuman as chief financial officer who is also an employee of MDB, none of the officers or directors of Integrated and, to the knowledge of Integrated, none of the employees of Integrated is presently a party to any transaction with Integrated (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Integrated, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 4.17         Internal Accounting Controls. Except as disclosed in the SEC Reports and with respect to the Delaware franchise taxes, Integrated maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Integrated has established disclosure controls and procedures for Integrated and designed such disclosure controls and procedures to ensure that material information relating to Integrated is made known to the officers by others within Integrated. The officers of Integrated have evaluated the effectiveness of the Integrated controls and procedures and have disclosed in the SEC Reports certain material weaknesses. Since the date of the most recent financial statements contained in the SEC Reports, there have been no significant changes in the Integrated internal controls or, to the knowledge of Integrated, in other factors that could significantly affect the Integrated internal controls.

Section 4.18         Solvency. Except as disclosed in the SEC Reports, based on the financial condition of Integrated as of the Closing Date (and assuming that the Closing shall have occurred), (a) the fair saleable value of the Integrated assets exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including known contingent liabilities) of Integrated as they mature, (b) the assets of Integrated do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by Integrated, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Integrated, together with the proceeds Integrated would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Integrated does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

Section 4.19         Investment Company. Integrated is not, and is not an affiliate of, and at the time of immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.20         Foreign Corrupt Practices. Neither Integrated, nor to the knowledge of Integrated, any director, officer, agent, employee or other person acting on behalf of Integrated has, in the course of its actions for, or on behalf of, Integrated (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 4.21         Money Laundering Laws. Integrated has not, and, to its knowledge, none of the officers, directors, employees or agents purporting to act on behalf of Integrated has made any payment of funds of Integrated, if any or received or retained any funds in violation of any law, rule or regulation relating to the “know your customer” and Money Laundering Laws and no action, suit or proceeding by or before any governmental authority involving Integrated with respect to the Money Laundering Laws is pending or, to its knowledge, threatened.

Section 4.22         OFAC. Integrated have not, and, to its knowledge, none of the respective directors, officers, agents or employees purporting to act on their behalf is currently the target of or reasonably likely to become the target of any U.S. sanctions administered by OFAC; and Integrated will not directly or indirectly use the funds of Integrated to lend, contribute or otherwise make available such funds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently the target of any U.S. sanctions administered by OFAC.

Section 4.23         Absence of Certain Changes or Events. Except as disclosed in the applicable SEC Reports and the Integrated Disclosure Letter with respect to the Delaware franchise taxes payable by Integrated, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, Integrated has conducted its business only in the ordinary course, and during such period there has not been:

(a)          any change in the assets, liabilities, financial condition or operating results of Integrated from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, an Integrated Material Adverse Effect;

(b)          any damage, destruction or loss, whether or not covered by insurance, that would have an Integrated Material Adverse Effect;

(c)          any waiver or compromise by Integrated of a valuable right or of a material debt owed to it;

(d)          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Integrated, except in the ordinary course of business and the satisfaction or discharge of which would not have an Integrated Material Adverse Effect;

(e)          any material change to a material Contract by which Integrated or any of its assets is bound or subject;

(f)           any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)          any resignation or termination of employment of any officer of Integrated;

(h)          any mortgage, pledge, transfer of a security interest in or lien created by Integrated with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Integrated’s ownership or use of such property or assets;

(i)           any loans or guarantees made by Integrated to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)           any declaration, setting aside or payment or other distribution in respect of any of the capital stock of Integrated, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Integrated;

(k)          any alteration of the method of accounting or the identity of its auditors of Integrated;

(l)           any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Integrated stock option plans; or

(m)         any arrangement or commitment by Integrated to do any of the things described in this Section 4.22.

Section 4.24         Certain Registration Matters. Except for the registration rights agreement with MDB and the officers and directors of Integrated, Integrated has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Integrated registered with the SEC or any other governmental authority that have not been satisfied.

Section 4.25         Listing and Maintenance Requirements. Integrated is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Integrated Stock on the trading market on which the Integrated Stock is currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Integrated Stock are currently listed or quoted, and no approval of the stockholders of Integrated is required for Integrated to issue and deliver to the Shareholder the Shares contemplated by this Agreement to comply with any listing or maintenance requirements for continued listing on the trading market on which the Integrated Stock is currently listed or quoted.

Section 4.26         Disclosure. Integrated confirms that neither it nor any person acting on its behalf has provided the Shareholders or its agents or counsel with any information that Integrated believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Integrated under a current report on Form 8-K filed within four business days after the Closing. Integrated understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of Integrated. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.27         Information Supplied. None of the information supplied or to be supplied by Integrated for inclusion or incorporation by reference in the 14f-1 Notice , if any, will, at the date it is first mailed to the stockholders of Integrated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28        No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Integrated, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Integrated under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Integrated of its common stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K, the Super 8-K, filed within four business days after the Closing.

Section 4.29         No Additional Agreements. Integrated does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

Article V

Conditions to Closing

Section 5.1           Integrated Conditions Precedent. The obligations of the Shareholders and Maven to enter into and complete the Closing are subject, at the option of the Shareholders (deciding by a majority of the Maven Stock they hold or have the right to obtain) and Maven, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Maven and the Shareholders in writing.

(a)          Representations and Covenants. The representations and warranties of Integrated contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Integrated shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Integrated on or prior to the Closing Date. Integrated shall have delivered to the Shareholder and Maven a certificate, dated the Closing Date, to the foregoing effect.

(b)          Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Maven or the Shareholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Integrated.

(c)          Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Integrated for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by Integrated, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Integrated Material Adverse Effect.

(d)          No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 30, 2016, which has had or is reasonably likely to cause an Integrated Material Adverse Effect.

(e)          Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Integrated, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Maven and the Shareholders (acting by a majority of the Maven common stock they hold or have the right to obtain) and consistent with Exchange Formula in Annex C.

(f)           Satisfactory Completion of Due Diligence. Maven and the Shareholders shall have completed their legal, accounting and business due diligence of Integrated and the results thereof shall be satisfactory to Maven and the Shareholders (acting by a majority of the Maven common stock they hold or have the right to obtain) in their sole and absolute discretion.

(g)          SEC Reports; Form 10-Q. Integrated shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date. In addition, regardless of the legal due date, Integrated shall have filed with the SEC its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2016 prior to the Closing.

(h)          OTC Quotation. Integrated shall have maintained its status as a company whose common stock is traded on the OTC interdealer markets of the United States and no reason shall exist as to why such status shall not continue immediately following the Closing.

(i)           No Suspensions of Trading in Integrated Stock; Listing. Trading in the Integrated Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Integrated) at any time since the date of execution of this Agreement, and the Integrated Stock shall have been at all times since such date listed for trading on a trading market.

(j)           Secretary’s Certificate. Integrated shall have delivered to Maven a certificate, signed by its Secretary, certifying that the attached copies of the Integrated certificate of incorporation, Integrated Bylaws and resolutions of its Board of Directors approving this Agreement and the resolutions are all true, complete and correct and remain in full force and effect.

(k)          Good Standing Certificate. Integrated shall have delivered to Maven a certificate of good standing of Integrated dated within five (5) business days of Closing, issued by the Secretary of State of Delaware.

(l)           Maven Shareholder Escrow Agreement. Integrated shall have received a fully executed Maven Shareholder Escrow Agreement, in the form attached hereto as Exhibit A (the “Escrow Agreement”), providing for the delivery of 35% of the Integrated Stock comprising the Shares to the Escrow Agent (as defined therein) to be held until the end of the Escrow Period (as defined therein), which such Integrated Stock shall also be subject to repurchase for par value if Maven fails to meet, in all material respects, certain performance objectives of Maven and or Integrated on a consolidated basis after the Closing pursuant to the Escrow Agreement.

(m)         Mortgage Release and Guarantee Cancellation. Integrated shall have delivered to Mr. James C. Heckman all required documentation, as he determines in his sole discretion, necessary to terminate the mortgages held by Integrated on certain properties in Bainbridge, Washington State and Whistler, British Columbia in respect of debt of Maven, and Integrated shall have delivered to Mr. James C. Heckman and MDB all required documentation, as they independently determine in their respective sole discretions, necessary to release the personal guarantee of Mr. James C. Heckman and the corporate guarantee of certain debt of Maven.

(n)          Maven Debt Cancellation. To the extent confirmed at the Closing for the required documentation, Maven will have received all required documentation necessary, in the opinion of Maven as it decides, to terminate any and all of debt or other obligations owed by Maven to Integrated.

(o)          Payment of MDB Fee and Issuance of MDB Warrant. Integrated shall have delivered to MDB payment of the MDB fee under the investment banking agreement and the warrant to purchase shares of common stock of Integrated as required by the investment banking agreement, both of which have been accepted by MDB, in its sole discretion and in form reasonably acceptable to Maven.

(p)          Issuance of Stock Certificate. Integrated shall have delivered to each of the Shareholders one or more certificates representing the Shares of Integrated Stock issued to the Shareholder in accordance with Annex A, as updated as provided in Section 5.2(e) subject to the delivery required by the Escrow Agreement.

(q)          Employment Agreements. At the Closing, all of the employees of Maven will have executed and delivered to either Maven or Integrated, as Maven determines, new or continuing agreements or written arrangements for their employment with Maven, in a form reasonably acceptable Integrated. The agreements and written arrangements, among other things, (i) will contain commercially reasonable non-competition and no-solicitation provisions which prohibit the employee from participating or investing or engage in any business competitive with that conducted by Maven and its subsidiaries after the Closing, whether through ownership, employment or otherwise, during the employment and for a reasonable period after the termination of the employment, not less than 12 months and (ii) will contain commercially reasonable provisions for the ownership of all intellectual property created by the Employee during the employment to be owned by Maven or Integrated and related assignment provisions for any prior or related intellectual property of Maven and Integrated. All founders will have such other agreements relating to employment as are reasonably requested by Integrated.

Section 5.2           Maven and Shareholder Conditions Precedent. The obligations of Integrated to enter into and complete the Closing is subject, at the option of Integrated, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Integrated in writing.

(a)          Representations and Covenants. The representations and warranties of the Shareholders and Maven contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and Maven shall each have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and Maven on or prior to the Closing Date. Each of Maven and the Shareholder shall have delivered to Integrated a certificate, dated the Closing Date, to the foregoing effect.

(b)          Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Integrated, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Maven.

(c)          Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders or Maven for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholder or Maven, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Maven Material Adverse Effect.

(d)          No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Maven Financial Statements which has had or is reasonably likely to cause a Maven Material Adverse Effect.

(e)          Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Integrated, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be consistent with Annex C.

(f)           Satisfactory Completion of Due Diligence. Integrated shall have completed its legal, accounting and business due diligence of Maven and the Shareholder and the results thereof shall be satisfactory to Integrated in its sole and absolute discretion.

(g)          Secretary’s Certificate. Maven shall have delivered to Integrated a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the Maven certificate of incorporation, as amended, the Maven Bylaws, resolutions of the Board of Directors of Maven approving this Agreement and the resolutions are all true, complete and correct and remain in full force and effect, and a capitalization table which sets forth the names of the shareholders of Maven, number of shares such shareholder owns immediately prior to the Closing and the number of Shares to be issued to such shareholder at the Closing.

(h)          Certificate of Good Standing. Maven shall have delivered to Integrated a certificate of good standing of Maven dated within five (5) business days of Closing, issued by the Secretary of State of Nevada.

(i)           Delivery of Audit Report and Financial Statements. Maven shall have completed the Maven Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board. The form and substance of the Maven Financial Statements shall be satisfactory to Integrated in its reasonable discretion and suitable for inclusion in the Form 8-K, the Super 8-K, and the independent audit firm for Maven will have consented to the inclusion of the Maven Financial Statements and their audit report in the Form8-K, the Super 8-K.

(j)           SEC Reports; Super Form 8-K. Integrated will have filed its Current Report on Form 8-K for the interim period ended September 30, 2016. Maven shall have provided to Integrated all the information required to be included in the Super 8-K, including, but not limited to, the necessary business and audited/unaudited financial statements of Maven, including all required consents. Additionally Integrated will have received from its independent audit firm the audited and reviewed financial statements of Integrated required to be included in the Super 8-K, including all required consents for filing. A final version of the Super 8-K, in form ready to be filed as of the Closing, has been approved by the auditors for both Maven and Integrated and by Maven and the board of directors of Integrated.

(k)          Maven Shareholder Escrow Agreement. Integrated shall have received a fully executed Escrow Agreement providing for the delivery of 35% of the Integrated Stock comprising the Shares to the Escrow Agent to be held until the end of the Escrow Period, which shall such Integrated Stock shall also subject to repurchase for par value if Maven fails to meet, in all material respects, certain performance objectives of Maven and or Integrated on a consolidated basis after the Closing pursuant to the Escrow Agreement.

(l)           Integrated Lock Up Agreements; Registration Rights Agreement. Integrated shall have received a fully executed one-year lock-up agreement from each of Christopher A. Marlett, MDB (and any designees of MDB holding shares of common stock or the right to acquire common stock of Integrated), Gary Schuman, Robert Levande and Peter Mills with respect to their shares of common stock of Integrated which they hold or have the right to obtain through the exercise of any options or warrants, all held or to be issued as of the date of the Closing and a fully executed registration rights agreement for the same persons.

(m)         Release of MDB Guarantee. Integrated shall have delivered to MDB all required documentation, as it determines in its sole discretion, necessary to release the corporate guarantee of MDB for certain debt of Maven.

(n)          Payment of MDB Fee and Issuance of MDB Warrant. Integrated shall have delivered to MDB payment of the MDB fee under the investment banking agreement and the warrant to purchase shares of common stock of Integrated as required by the investment banking agreement, both of which have been accepted by MDB, in its sole discretion.

(o)          Share Transfer Documents. The Shareholder shall have delivered to Integrated a certificate representing its Maven Stock, accompanied by an executed instrument of transfer and bought and sold note for transfer by the Shareholder of its Maven Stock to Integrated.

(p)          Integrated Amended Delaware Franchise Tax Returns. Integrated shall have filed with the Secretary of State of the State of Delaware such required amended franchise tax returns to reflect any changes in the franchise taxes due and interest due since January 1, 2008 and delivered to Maven copies of the amended returns and evidence of payment of any amounts, including, interest and penalties, then due to the State of Delaware (“Amended Franchise Tax Return”).

Article VI

Covenants

Section 6.1           Preparation of Disclosure Letter. The Parties acknowledge and agree that, while each of Maven and Integrated has provided a draft of a disclosure letter, each of Maven and Integrated has not yet delivered the final disclosure letter. Each of Maven and Integrated shall deliver the Maven Disclosure Letter to Integrated and the Shareholders and Integrated shall deliver the Integrated Disclosure Letter to Maven and the Shareholders, including copies of all agreements and other documents referred to thereon, in final form within at least 5 business days prior to the Closing. The Parties shall have five (5) business days following delivery of their respective disclosure letters, along with all related agreements and other documents referred to thereon, in which to terminate this Agreement if any Party objects to any information contained in the Maven Disclosure Letter or the Integrated Disclosure Letter or the contents of any such agreement or other document and the Parties cannot agree on mutually satisfactory modifications thereto.

Section 6.2           Public Announcements. Integrated and Maven will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

Section 6.3           Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

Section 6.4          Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Section 6.5           Exclusivity. After the execution of this Agreement until the completion of the Transactions, neither Integrated nor Maven shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Integrated or Maven (as applicable), or any assets of Integrated or Maven (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Notwithstanding the foregoing paragraph, Maven may seek and negotiate and consummate an investment transaction with Tronc, Inc., (formerly Tribune Publishing) or an affiliate (“Tronc”) of not more than $1,000,000 based on an enterprise valuation of Maven of at least $3,000,000, provided that the securities issued to Tronc convert into Shares as part of the Transactions. Such conversion will cause a recalculation of the number of Shares of Integrated Stock to be issued as set forth on Annex C, as mutually determined by the Parties, who agree to conduct the negotiations in good faith so as to complete the Transactions.

Each of the Parties shall immediately notify each other regarding any approach in respect of an alternative to the Transactions, including any transaction by Maven with Tronc, or proposal, offer, or contact from or with any person or entity with respect to any alternative to the Transactions.

Section 6.6          Access. Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

Section 6.7           Preservation of Business. From the date of this Agreement until the Closing Date, each of Integrated and Maven shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

Section 6.8         New Stock Issuances. Commencing after the Closing and completion of the Transactions contemplated by this Agreement and terminating upon the earlier of (i) the 91st consecutive calendar day period during which the public market capitalization of Integrated has equaled or exceeded $50,000,000, based on the number of issued and outstanding shares of Capital Stock (defined below) multiplied by the closing price for the Common Stock as reported by NASDAQ or any other national securities exchange on which the Common Stock is then listed or by a trading medium on which the Common Stock is then trading, (ii) the day that Integrated reports, in conformity with GAAP, positive consolidated operating income for four consecutive fiscal quarters in its periodic reports under the Exchange Act and filed with the Commission, or (iii) the fifth anniversary of the Closing Date, Integrated shall not sell or issue any shares of its capital stock (or securities convertible or exercisable into its capital stock at any time, collectively with its capital stock the “Capital Stock”) unless Integrated first offers, in respect of such sale or issuance, to the then record holders (including “street name” holders) of its Common Stock, the right to subscribe to the Capital Stock on a pro-rata basis (the “Basic Right”), which right may include, as determine by Integrated, the right to subscribe on a pro-rata basis to shares of Capital Stock not purchased by the shareholders pursuant to the Basic Right (with the Basic Right, collectively the “Rights”), if any; provided, however, Integrated shall not be required to offer any Rights if the issuance of the Capital Stock is in connection with (A) a stock split, stock dividend, or any subdivision of shares of any Capital Stock issued and outstanding immediately prior to such issuance; (B) the conversion or exercise into Capital Stock of any security issued and outstanding prior to the completion of or in connection with the Closing or of any security issued in a transaction which itself was subject to the offer of Rights and outstanding immediately prior to the issuance, provided that the terms of such security have not been changed as a benefit to the holders thereof after its issuance; (C) an award under a written stock option plan or other equity incentive plan or agreement (as might be registered on Form S-8, promulgated by the SEC) approved by the Integrated shareholders prior to such issuance, which award was issued for compensatory purposes to an employee, officer, director or consultant of Integrated for or in connection with employment or other services provided or to be provided to Integrated and was approved by a majority of the Integrated board of directors (or a committee thereof comprised solely of independent directors); (D) an issuance of Capital Stock or an instrument convertible or exercisable into Capital Stock that is issued in connection with a financing transaction that itself is subject to a transaction in which the Rights are offered or is an exception to the offering of Rights, and the terms of which were approved by a majority of the Integrated board of directors (or a committee thereof comprised solely of independent directors); (E) a merger, consolidation, combination transaction with Integrated as the surviving entity, or a business or asset acquisition transaction by Integrated; (F) one or more equity financing transactions approved by a majority of the Integrated board of directors, where the majority giving approval includes at least a majority of the independent directors of the Integrated board; (G) any equity financing by Tronc, Inc., or (H) any transaction in which there is an issuance of Capital Stock to which Christopher A. Marlett, a major shareholder of Integrated as of the Closing, in his sole discretion has consented, even if the withheld approval restricts the ability of Integrated to raise capital. If Mr. Marlett is no longer available to make the decision, then this provision will lapse. If there are less than two independent directors on the board of Integrated, as independence is defined by The Nasdaq Stock Market, regardless of whether the Integrated Stock is listed on The Nasdaq Stock Market, then those exceptions to the offering of Rights that require or provide for the approval of the independent directors above will not apply.

Section 6.9          Resignations and Appointments. Upon execution of this Agreement, Integrated shall deliver to Maven evidence of the resignation and election of such officers of Integrated as may be designated by Maven and approved by Integrated, effective as of the Closing, including the resignations of Christopher Marlett as Chief Executive Officer and Robert Levande as Secretary and the appointment of James Heckman as Chief Executive Officer, President and a director, William Sornsin as Chief Operating Officer and Secretary and Benjamin G. Joldersma as Chief Technology Officer. On the Closing Date, Integrated shall deliver to Maven evidence of the election of such directors of Integrated as may be designated by Maven, the appointment to be effective on the tenth (10th) day following the mailing of the 14f-1 Notice, if such notice is required.

Section 6.10         Preparation of the 14f-1 Notice; Blue Sky Laws.

(a)          As soon as possible following the Closing, if necessary, Maven and Integrated shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. If necessary Integrated shall cause the 14f-1 Notice to be mailed to its stockholders as promptly as practicable thereafter.

(b)          Integrated shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Integrated Stock in connection with this Agreement.

Section 6.11         Filing of 8-K – Super 8-K. Integrated shall file, after the Closing on the Closing Date, a current report on Form 8-K, the Super 8-K, and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Maven and the requisite Form 10 disclosure regarding Maven and its subsidiaries. In addition, Integrated shall issue a press release at a mutually agreeable time following the Closing Date.

Section 6.12         Furnishing of Information. For five years after the Closing, Integrated covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Integrated after the date hereof pursuant to the Exchange Act. During the five years after the Closing, if Integrated is not required to file reports pursuant to such laws, it will prepare and furnish to MDB (or successors in interest) and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholders and other holders of “restricted stock” (as defined in Rule 144) to sell Integrated Stock and the Shares under Rule 144. During the five years after the Closing, Integrated further covenants that it will take such further action as any holder of the Shares may reasonably request, all to the extent required from time to time to enable persons holding restricted stock or Shares to sell those securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 6.13         Board of Directors and Committees of the Board. As of the Closing, the Board will consist of five members, of which there will be four occupied positions, including the three current directors and a fourth director to be appointed to the Board, that person being Mr. James C. Heckman. At or prior to the Closing Date, the Parties will designate (i) three persons from among the directors of the post-Closing Integrated company (“Surviving Corporation”) to be elected to a committee ("Independent Committee") of the Board of Directors of the Surviving Corporation, which will have the authority, among other things to determine if any action should or should not be instituted to recover Damages (hereafter defined in this Section 6.13) from the Remedy Fund (hereafter defined in Section 7.3). The Parties will continue to maintain the Independent Committee so long as the Remedy Fund continues in existence. To the extent possible, from time to time, the Independent Committee will be comprised of persons that are independent directors, as independence is defined by The Nasdaq Stock Market, regardless of whether the Integrated Stock is listed on The Nasdaq Stock Market.

For purposes of this Agreement, “Damages" means the dollar amount of any loss, damage, expense or liability, including, without limitation, reasonable attorneys' fees and disbursements incurred by a Party in any action or proceeding between such Party and the other Party or Parties hereto or between such Party and a third party, which is determined to have been sustained, suffered or incurred by a Party and to have arisen from or in connection with an event or state of facts which is subject to claim under this Agreement; the amount of Damages shall be the amount finally determined by a court of competent jurisdiction or appropriate governmental administrative agency (after the exhaustion of all appeals) or the amount agreed to upon settlement in accordance with the terms of this Agreement.

Section 6.14         Director and Officer Liability Issues and Insurance.

(a)          Maven and Integrated agree that all rights to indemnification for acts or omissions occurring prior to the Closing Date now existing in favor of the current directors and officers of Maven and Integrated as provided in the certificate of incorporation, bylaws and any indemnification agreements of Maven and Integrated, respectively, shall survive the Transactions and shall continue in full force and effect in accordance with their terms.

(b)          For a period of six (6) years after the Closing Date, Integrated, as the surviving corporation, shall cause to be maintained in effect the current policies of Integrated, or policies of equal or better coverage, for directors' and officers' liability insurance for Integrated and its subsidiaries with respect to claims arising from facts or events that occurred before the Closing Date.

(c)          Integrated, as the Surviving Corporation, agrees to remain liable for any indemnification obligations to the current directors and officers of Maven and Integrated, in all capacities in which such directors or officers served Maven and Integrated prior to the Closing Date, as set forth in Maven's and Integrated's certificate of incorporation and bylaws to the extent such indemnification by Maven and Integrated is permitted by applicable corporate and other law.

(d)          In the event Integrated, as the surviving corporation, or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Integrated assume the obligations set forth in this Section 6.14.

(e)          The provisions of this Section 6.14 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

Section 6.15         Form S-8. As soon as practicable after the Closing, when the rules and regulations of the SEC permit, Integrated will file a FormS-8 Registration Statement to register any shares of common stock of Integrated that are to be issued in connection with employment based compensation and any then in effect stock award plans.

Article VII

Indemnification Following Closing of Transaction

Section 7.1           Scope of Remedies. This Article VII shall apply after the Closing Date as the sole and exclusive remedy for any Damages (defined in Section 6.13) that may be suffered by any of the Shareholders that are parties to this Agreement or by the Surviving Corporation (defined in Section 6.13) in connection with or relating to this Agreement or from the consummation of the Transaction, arising after the Closing Date.

Section 7.2           Indemnification.

(a)          Maven. The Shareholders shall (a) severally, and not jointly, for a breach by a Shareholder under Article II, and (b) otherwise jointly and severally, subject to this Section 7.2 and Section 7.9, indemnify, defend and hold Integrated, its affiliates and respective officers, directors, employees, agents, attorneys, successors and assigns harmless from and against all Damages incurred or suffered by the Surviving Corporation as a result of the breach of any of the representations and warranties, covenants or agreements made by Maven and the Shareholders in this Agreement.

(b)          Integrated. The Surviving Corporation, as further set forth below, shall indemnify, defend and hold the Shareholders, their heirs, estates, agents, attorneys, successors and assigns harmless from and against all Damages incurred or suffered by the Shareholders as a result of the (a) breach of any of the representations and warranties, covenants or agreements made by Integrated in this Agreement, and (b) any unpaid obligations under the Amended Franchise Tax Return that were not included in the adjustment pursuant to Section 1.3(iii) hereto and the Exchange Formula.

(c)          Term. The indemnification provided for in this Article as to the Damages for which the Shareholders Escrow Shares or the additional Shares to be issued by the Surviving Corporation will provide compensation will be for any claim or aggregate of claims made within the Indemnification Escrow Period under Section 7.8, provided that a claim or aggregate of claims to be made must first aggregate $25,000, and then will be for the full amount of the claims. The indemnification with respect to the milestones for which the Milestone Escrow Shares will provide compensation will be for the Milestone Escrow Period as defined the Escrow Agreement.

Section 7.3           Establishment of Remedy Fund.

(a)          Escrow Shares. Contemporaneous with the consummation of the Transaction, the transfer agent of Integrated will deliver in escrow to Golenbock Eiseman Assor Bell & Peskoe, as escrow agent under the Maven Shareholders Escrow Agreement certificates for 35% of the Shares (the "Shareholders Escrow Shares"), which Shares shall also be subject to obtaining the milestones set forth in the Escrow Agreement (the "Milestone Escrow Shares"; together with the Shareholders Escrow Shares, collectively the "Remedy Fund").

(b)          Remedy Fund. To facilitate the transfer of the shares in the Remedy Fund pursuant to the Escrow Agreement, the escrow agent is hereby designated and appointed by each holder of the Shareholders Escrow Shares and the Milestone Escrow Shares as the agent with irrevocable power of attorney to execute such stock powers as may be required to effectuate any transfer of the shares held in escrow in the Remedy Fund. The Remedy Fund shall also include any and all stock distributions made in respect of the securities in the Remedy Fund, such distributions to be held pursuant to the Escrow Agreement.

(c)          Integrated. Subject to the limitations set forth in Section 7.9 of this Article, from and after the Closing Date, (i) all the Shareholder Escrow Shares in the Remedy Fund shall be available to compensate the Surviving Corporation for any Damages which may be sustained, suffered or incurred by it, whether as a result of any third party claim or otherwise, which arise from or is in connection with or are attributable to the breach of any of the covenants, representations, warranties, agreements, obligations or undertakings of Maven or the Shareholders contained in this Agreement and (ii) all the Milestone Escrow Shares in the Remedy Fund will be available to for repurchase if the Surviving Corporation or Maven fail to achieve the designated milestones, in the amounts indicated in the Maven Shareholders Escrow Agreement in respect of the milestones. Upon final adjudication or resolution of a claim under this Section for which the Shareholders Escrow Shares are the source of recompense, the escrow agent shall deliver to the Surviving Corporation, such full number of the Shareholders Escrow Shares held in the Remedy Fund, pro rata among the Shareholders, as equals or fractionally exceeds the adjudicated or resolved amount of such claim divided by the Market Price (as defined below) of the Integrated Stock on the date the claim is made for indemnification by a Party.

(A)         The "Market Price" of a share of Integrated Stock will be deemed to be the average of the last sales prices of the Integrated Stock for the five business days ending on the day immediately prior to the date that the claim is made under this Article, as reported by The Nasdaq Stock Market or any other United States stock exchange or trading medium on which the Integrated Stock is listed or traded, or in the absence of reported prices, the determination of Market Price shall be made by the Independent Committee.

(B)         Upon a final resolution of a claim for the failure to achieve a milestone as determined by the Independent Committee, the escrow agent shall deliver to the Surviving Corporation, such full number of Milestone Escrow Shares held in the Remedy Fund as set forth in the Escrow Agreement.

(C)

(D)         Any Shareholders Escrow Shares or Milestone Escrow Shares delivered to the Surviving Corporation in settlement of a claim under this Section will be canceled and returned to the status of authorized and un-issued shares of capital stock of the Surviving Corporation.

(E)         Except as provided in this Section 7.3, the Shareholders Escrow Shares or Milestone Escrow Shares in the Remedy Fund shall be owned, and deemed owned, by the Shareholders and the Shareholders shall retain all rights to the Shareholders Escrow Shares or Milestone Escrow Shares, including, without limitation, the right to vote the Shareholders Escrow Shares or Milestone Escrow Shares of such Shareholders.

Section 7.4           Issuance of Additional Shares. Subject to the limitations set forth in this Article, from and after the Closing Date, if the Shareholders suffer any Damages which may be sustained, suffered or incurred by them, individually or collectively, whether as a result of any third party claim or otherwise, which arise from or are in connection with or are attributable to (x) the breach of any of the covenants, representations, warranties, agreements, obligations or undertakings of Integrated contained in this Agreement, or (y) any judgment, order, government notice, government demand or other government sanction, including any remediation or other action taken in response thereto, arising out of or based upon any condition existing at the Closing Date that was the obligation of Integrated, then upon final adjudication or resolution of a claim under this Section, the Surviving Corporation shall deliver to the Shareholders who have suffered Damages, additional full Shares in proportion to the original Shares issued and set forth on Annex A, Schedule of Shareholders, as equals or fractionally exceeds the adjudicated or resolved amount of such claim divided by the Market Price (as defined above in Section 7.3) of the Integrated Stock on the date the claim is made for indemnification by a Party, not to exceed in the aggregate for all claims the number of shares equal to Shareholders Escrow Shares.

Section 7.5           Appointment of Shareholder Representative. By approving this Agreement and the transactions contemplated hereby, each Shareholder shall have irrevocably authorized and appointed the Stockholders’ Representative as the Shareholder’s representative and attorney-in-fact to act on behalf of such person with respect to this Agreement, including the claims of the Shareholder under Section 7.4 and to take any and all actions and make any decisions required or permitted to be taken by Stockholders’ Representative pursuant to this Agreement, including the exercise of the power to: (i) give and receive notices and communications; (ii) initiate, prosecute, agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 7.2, Section 7.3 and Section 7.4; (ii) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Section 7.2, Section 7.3 and Section 7.4; (v) execute and deliver all documents necessary or desirable to carry out the intent of this Section 7.2, Section 7.3 and Section 7.4 of Agreement; (vi) make all elections or decisions required under Section 7.2, Section 7.3 and Section 7.4 of Agreement, (vii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholders’ Representative in complying with its duties and obligations; and (vii) take all actions necessary or appropriate in the good faith judgment of Stockholders’ Representative for the accomplishment of the foregoing. Surviving Corporation shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Shareholder by Stockholder Representative, as being fully binding upon such person. No Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Shareholder, or by operation of law.

(a)          The Stockholders’ Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of the holders of majority of the Maven common stock. In the event of the death, incapacity, resignation or removal of Stockholders’ Representative, a new Stockholders’ Representative shall be appointed by the vote holders of majority of the Maven Stock. The Stockholders’ Representative shall not be liable to the Shareholders for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholders’ Representative shall be conclusive evidence of good faith. The Shareholders shall severally and not jointly pro rata in accordance with their shares of Maven common stock, indemnify and hold harmless Stockholders’ Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Stockholders’ Representative under this Agreement.

(b)          The initial Stockholders’ Representative shall be James C. Heckman.

Section 7.6           Claim Notice; Right to Defend.

(a)          The indemnified party shall promptly upon becoming aware of the facts indicating that a claim for indemnification may be warranted, give to the indemnifying party and the escrow agent, as the case may be, a claim notice relating to the Damages sought (a “Claim Notice”).

(b)          Each Claim Notice shall specify the nature of the claim and, if possible, the amount or the estimated amount thereof. No failure or delay in giving a Claim Notice and no failure to include any specific information relating to the claim (such as the amount or estimated amount thereof) shall affect the obligation of the indemnifying party unless such failure materially and adversely prejudices the indemnifying party.

(c)          If the Damages relates to the commencement of any action or proceeding by a third party, the indemnified party shall give a Claim Notice to the indemnifying party regarding the third party action or proceeding and the indemnifying party shall be entitled to participate therein to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After the delivery of notice from the indemnifying party to the indemnified party of its election to assume the defense of the third party action or proceeding, the indemnifying party shall not be liable (except to the extent the proviso to this sentence is applicable, in which event it will be so liable) to the indemnified party under this Article VII for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation, provided that each indemnified party shall have the right to employ separate counsel to represent it and assume its defense (in which case, the indemnifying party shall not represent it) if (i) upon the advice of counsel, the representation of both parties by the same counsel would result in an actual conflict of interest, or (ii) in the event the indemnifying party has not assumed the defense thereof within 10 days of receipt of notice of such claim or commencement of action, and in which case the fees and expenses of one such separate counsel shall be paid by the indemnifying party. If the indemnifying party so assumes the defense thereof, it may not agree to any settlement of any such claim or action as the result of which any remedy or relief, other than monetary damages for which the indemnifying party shall be responsible hereunder, shall be applied to or against the indemnified party, without the prior written consent of the indemnified party. In any third party action hereunder as to which the indemnifying party has assumed the defense thereof with counsel reasonably satisfactory to the indemnified party, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof.

Section 7.7           Claims Against Remedy Fund.

(a)          Integrated. The Independent Committee, acting by majority, is hereby designated the agent of the Surviving Corporation for purposes of prosecuting, defending or settling any claim brought under this Article or for purchase of any of the Milestone Escrow Shares upon the failure of the Shareholders or Maven to observe their obligations under this Agreement. Actions taken or omitted to be taken, and or consents given, or omitted to be given, by the Independent Committee in connection with any such claim shall bind the interests of all of such holders of Remedy Fund in respect of such claim.

(i)           Upon determination by the Independent Committee that an event giving rise to a claim under this Article has occurred, the Independent Committee shall give notice to the breaching share Shareholder, if a claim under Article II, or in all other cases, to the Stockholders’ Representative, of such determination, specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation or milestone which it asserts has been breached or not achieved, (ii) in reasonable detail, the nature and dollar amount of any claim the Surviving Corporation may have against the Remedy Fund as a result thereof, and (iii) whether such claim arises from the commencement of a third party claim.

(ii)          The Independent Committee shall, in good faith, attempt to resolve any such claim. If, within 30 days of its notification to Shareholder, or the Stockholders’ Representative, as the case may be, any claim has not been resolved, the Independent Committee shall have the right, but not the obligation, to seek to have the claim resolved by mediation by submission to JAMS/Endispute or its successor, and if the matter is not resolved through such mediation process within the first to occur of (i) the expiration of 60 days from such submission, or (ii) the holding of two meetings of the Shareholder or Stockholders’ Representative, as the case may be, and the Independent Committee with such mediator, then such claim shall be submitted to final and binding arbitration, provided, however, that any claim that arises from a third party claim shall not be resolved or submitted to mediation or arbitration until 30 days following resolution of such third party claim, and the Independent Committee, (i) shall have the right to assume the defense of such third party claim, by counsel reasonably acceptable to the Independent Committee, the cost thereof to be borne by the Surviving Corporation, subject to reimbursement if it is determined that the claim is compensable to the Surviving Corporation as provided in this Article, in which event the costs shall constitute part of the Damages, recoverable as and to the extent provided in this Article and (ii) the Independent Committee may settle any such third party claim on behalf of the Surviving Corporation, subject to the reasonable approval of the Independent Committee. Upon final adjudication or settlement of any claim under this Section or in any action or proceeding between the Parties hereto, each Party shall bear its own costs and expense, except as otherwise provided in this Article.

(b)          Maven. The Stockholders’ Representative is hereby designated the agent of the Maven Shareholders for purposes of prosecuting, defending or settling any claim brought under this Article or for seeking claim for Damages against the Surviving Corporation. Actions taken or omitted to be taken, and or consents given, or omitted to be given, by the Stockholders’ Representative in connection with any such claim shall bind the interests of all of such Maven Shareholders in respect of such claim.

(i)           Upon determination by the Stockholders’ Representative that an event giving rise to a claim under this Article has occurred, the Stockholders’ Representative shall give notice to the Independent Committee specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation, which it asserts has been breached or not achieved, (ii) in reasonable detail, the nature and dollar amount of any claim the Stockholders’ Representative may have against Surviving Corporation as a result thereof, and (iii) whether such claim arises from the commencement of a third party claim.

(ii)          The Stockholders’ Representative and Independent Committee shall, in good faith, attempt to resolve any such claim. If, within 30 days of its notification to the Independent Committee any claim has not been resolved, the Stockholders’ Representative shall have the right, but not the obligation, to seek to have the claim resolved by mediation by submission to JAMS/Endispute or its successor, and if the matter is not resolved through such mediation process within the first to occur of (i) the expiration of 60 days from such submission, or (ii) the holding of two meetings of the Stockholders’ Representative and the Independent Committee with such mediator, then such claim shall be submitted to final and binding arbitration, provided, however, that any claim that arises from a third party claim shall not be resolved or submitted to mediation or arbitration until 30 days following resolution of such third party claim, and the Stockholders’ Representative, (i) shall have the right to assume the defense of such third party claim, by counsel reasonably acceptable to the Stockholders’ Representative, the cost thereof to be borne by the Surviving Corporation, subject to reimbursement if it is determined that the claim is compensable to the Surviving Corporation as provided in this Article, in which event the costs shall constitute part of the Damages, recoverable as and to the extent provided in this Article and (ii) the Stockholders’ Representative may settle any such third party claim on behalf of the Surviving Corporation, subject to the reasonable approval of the Independent Committee. Upon final adjudication or settlement of any claim under this Section or in any action or proceeding between the Parties hereto, each Party shall bear its own costs and expense, except as otherwise provided in this Article.

Section 7.8           Representations and Warranties.

(a)          For purposes of this Article, for breach of a representation or warranty of a Party or the failure to satisfy a covenant or other undertaking under this Agreement, the representations and warranties shall be the representations and warranties of a Party made herein, on the date hereof, subject to the later delivery of a disclosure letter by a Party, without subsequent supplementation, modification or amendment. The representations and warranties will survive until the end of the “Indemnification Period”, or if a claim is made during the Indemnification Period until the final determination or adjudication of the claim to which it relates. The covenants and other obligations of a Party hereunder will survive for the periods indicated or required or reasonably likely to be required for the performance thereof.

(b)          “Indemnification Period” means 12 month period commencing as of Closing.

Section 7.9           Limitation of Liability. Notwithstanding anything herein to the contrary, each of Integrated and Maven acknowledges and agrees:

(a)          Subject to Section 7.9(b), the liability of the Shareholders for Damages arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the Remedy Fund, and (ii) that the liability of Integrated for Damages arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely by the Surviving Corporation, as the case may be, by means of the issuance of additional shares as provided in Article VII, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholders or the shareholders of Integrated or any investor, shareholder or holder of shares of the beneficial interest of the Shareholders or the shareholders of Integrated shall be personally liable for any liabilities of any Party.

(b)          The liability of any Shareholder for Damages arising directly or indirectly, a breach of Article II shall be paid only from the Shares of such Shareholder, not to exceed the Shares of Integrated Stock received by the Shareholder at Closing under Section 1.1.

(c)          The aggregate liability for Damages of the Shareholders under Section 7.2(a) or under the Transaction Documents shall not exceed the Remedy Fund. The aggregate liability for Damages of Integrated under Section 7.2(b) or under the Transaction Documents shall not exceed the number of Shares of Integrated Stock initially deposited in the Escrow Fund.

Section 7.10         Mediation and Arbitration. Subject to the other provisions of this Article, the Parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement and the Remedy Fund or any other claim for Damages or recompense under this Articles, including without limitation the validity of such claim or the amount of Damages, Shareholder Escrow Shares or Milestone Escrow Shares, if not resolved by the Parties, will be submitted to JAMS/Endispute, or its successor, for mediation, and if the matter is not resolved through mediation, then it will be submitted for final and binding arbitration. Any such arbitration shall be final and binding arbitration, conducted in accordance with the commercial arbitration rules of the American Arbitration Association, and shall be held in New York City, New York. The costs of mediation and arbitration shall be allocated by the mediator or by order of the arbitrators, as the case may be.

Article VIII

Miscellaneous

Section 8.1           Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Integrated, to:

Integrated Surgical Systems, Inc.

2425 Cedar Springs Road

Dallas, Texas 75201

Attention: Christopher A. Marlett

Telephone: (310) 526-5000 (ex. 5005)

Email: cmarlett@mdb.com

with a copy to, which copy will not serve as notice:

Golenbock Eiseman et. al.

17th Floor – 711 Third Avenue

New York City, New York 10017

Attention: Andrew D. Hudders, Esq.

Telephone: (212) 907-7349

Email: ahudders@golenbock.com

If to Maven, to:

TheMaven Network, Inc.

5048 Roosevelt Way NE

Seattle, WA 98105

Attention: James C. Heckman, CEO

Telephone: (206) 526-2427

Email: jch@themaven.net

with a copy to, which copy will not serve as notice:

Peterson Russell Kelly, PLLC

1850 Skyline Tower

10900 N.E. 4th Street

Bellevue, Washington 98004

Attention: Patrick Moran, Esq.

Telephone: (425) 462-4700

Email: pmoran@prklaw.com

If to the Shareholder, at the addresses set forth in Annex A hereto.

Section 8.2           Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by Integrated, Maven and the Shareholders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 8.3           Termination.

(a)          The Parties may terminate this Agreement as provided below:

(i)          Integrated, Maven and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)         Integrated may terminate this Agreement by giving written notice to Maven, for Maven and the Shareholders together, at any time prior to the Closing (A) in the event Maven and/or the Shareholders breach any material representation, warranty, or covenant contained in this Agreement in any material respect, Integrated has notified Maven, for Maven and the Shareholders together, of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; (B) in the event that Integrated objects to any information contained in the Maven Disclosure Letter and the Parties cannot agree on mutually satisfactory modifications thereto; or (C) if the Closing shall not have occurred on or before December 31, 2016 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from Integrated itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)        Maven, for itself and the Shareholders together, may terminate this Agreement by giving written notice to Integrated at any time prior to the Closing (A) in the event Integrated has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Maven, for itself and the Shareholders together, has notified Integrated of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; or (B) if the Closing shall not have occurred on or before December 31 2016 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from Maven or the Shareholders breaching any representation, warranty, or covenant contained in this Agreement).

(b)          If any Party terminates this Agreement pursuant to Section 8.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

Section 8.4           Independent Attorney. This Agreement, and the other Transaction Agreement have been prepared, in part, by Peterson Russell Kelly, PLLC, as counsel of Maven, for and on behalf of only Maven. The Shareholders acknowledge and understand that they have not be represented by Peterson Russell Kelly, PLLC with respect to this Agreement and the Transaction Agreements and that have each been represented in the negotiations and preparation of this Agreement by independent counsel of their choice, or have been advised to seek independent counsel to represent their individual interests, and that they have read this Agreement, have had its contents fully explained to them by such counsel, if any, and are fully aware of the contents hereof and of its legal effect.

Section 8.5           Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Integrated shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Surviving Corporation of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares by an independent transfer agent. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Integrated may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

Section 8.6           Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, Integrated and Maven will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 8.7           Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 8.8           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.9           Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile and other electronic form of execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 8.10        Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Maven Disclosure Letter and the Integrated Disclosure Letter and the referenced documents herein which comprise the Transaction Documents, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

Section 8.11         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware or Nevada are mandatorily applicable to the Transactions.

Section 8.12         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

INTEGRATED SURGICAL SYSTEMS, INC.

By:	/s/ Christopher A. Marlett
Name: Christopher A. Marlett
Title: Chief Executive Officer

THEMAVEN NETWORK, INC.

By:	/s/ James C. Heckman
Name: James C. Heckman
Title: Chief Executive Officer

By:	/s/ William Sornsin
Name: William Sornsin
Title: Chief Operating Officer

SHAREHOLDER SIGNATURE PAGE TO SHARE EXCHANGE

SHAREHOLDER:

- See Below -

[List of Shareholders:

James C. Heckman
William C. Sornsin
Benjamin G. Joldersma
Marc T. Beck
Donald J. Clore
Robert Goree
Lloyd G. Gregory
Damien Joldersma
Brian N. Ku
Michael Strong
Panayiotis Treperinas
Aarti Varma
Yoshiko Wright
Joseph C. Wright
John Deming ]